Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Psyence Biomedical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	2,008,599	$0.38505	(2)	$773,412.05	0.00014760	$114.16
Total Offering Amounts						N/A		$114.16
Total Fee Offsets								$-
Net Fee Due								$114.16

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s common shares that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $0.38505, the average of the high and low sales price of a common share as reported on the Nasdaq Global Market on July 24, 2024.